EXHIBIT F-1

                                                              January 25, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Cinergy Corp., et al
                  File No. 70-10254

Ladies and Gentlemen:

         I am Associate General Counsel for Cinergy Corp., a Delaware corporation ("Cinergy"), and its subsidiaries including The Cincinnati Gas & Electric Company, an Ohio corporation ("CG&E"; and together with Cinergy, "Applicants"). This opinion letter relates specifically to the transactions proposed in that certain Declaration on Form U-1 as amended (the "Application") filed jointly in the above-referenced file by the Applicants under the Public Utility Holding Company Act of 1935, as amended (the "Act") and the Commission's order dated November 29, 2005 (HCAR No. 28066) granting and permitting the Declaration to become effective (the "Order").

         In connection with this opinion letter, I have reviewed the Application and the Order and have reviewed such other documents and made such other investigation as I consider appropriate. Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

        1. All state laws applicable to the Applicants' involvement in the proposed transactions have been complied with.

        2. The consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by any Applicant or any associate company thereof.

        3. The proposed transactions have been carried out in accordance with the Application.

         I am admitted to the Bars of the States of New York and Ohio. The foregoing opinions are limited to the laws of such states and the Act.

         I hereby consent to the Commission's use of this opinion letter in connection with the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                     Very truly yours,


                                     /s/George Dwight II